LICENSING AGREEMENT

This Licensing Agreement is entered into this 22nd day of March, 2001, by and among Famous Fixin’s, Inc. (“Original Licensee”), a corporation organized under the laws of the State of New York and having its principal place of business at 250 West 57th Street, Suite 1112, New York, New York 10107, Olympia Dukakis (“Licensor”), an individual residing in the State of New Jersey and T. Marzetti Company, an Ohio corporation with its principal office at 1105 Schrock Road, Suite 300, Columbus, Ohio 43229 (“Licensee”).

WHEREAS, Original Licensee and Licensor had entered into a Licensing Agreement dated March 1, 1997 under which Original Licensee received an exclusive license to utilize Licensor’s name, photograph, depiction, characterization, likeness, voice, image, biographical data, trademarks, logos and copyrights of Licensor for use in conjunction with Greek specialty food products (“Products”); and

WHEREAS, Original Licensee has developed a line of Products pursuant to that Licensing Agreement; and

WHEREAS, Licensee is in the business of manufacturing and selling salad dressing and sauce products and has been manufacturing the Products which Original Licensee has been marketing and selling; and

WHEREAS, the parties now agree that the Products would be more effectively and efficiently marketed and sold by Licensee;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Termination of Prior Licensing Agreement. Effective March 31, 2001 the Licensing Agreement dated March 1, 1997 between Original Licensee and Licensor is terminated. Original Licensee shall provide a final accounting to Licensor within sixty (60) days of the date of termination.

2.	Product Formulas. Effective April 1, 2001 Original Licensee hereby assigns to Licensee all right, title, and interest in and to the formulas, trademarks, copyrights, and products label artwork (“Assigned Materials”), currently used to manufacture the Products, reserving only its right, title, and interest in the mark “Famous Fixin’s.” Original Licensee shall deliver all Assigned Materials to Licensee within thirty (30) days of the execution of the Agreement.

3.	Grant of License. Effective April 1, 2001 Licensor hereby grants Licensee the exclusive right to use the name, photograph, depiction, characterization, likeness, voice, image, and biographical data of Licensor and the trademarks, logos, copyrights and all other authorized material owned or controlled by Licensor (“Licensed Subject Matter”) in connection with the development, manufacture, distribution, promotion, and sale of the Products (the “License”). This License shall be effective worldwide from the date first stated above until terminated in accordance with the terms and conditions of Paragraphs 11 and 12 of this Agreement.

4.	Licensee’s Obligations. Licensee shall undertake to use its best efforts to develop, manufacture, distribute, promote, and sell the Products, provided, however, that Licensee shall in its sole and absolute discretion have the right to determine: (a) the type and quantity of Products developed and manufactured; (b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products. Licensee shall pay all costs and expenses in connection with the development, production, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder. Licensee shall reimburse Licensor for all out of pocket expenses incurred in connection with pre-approved personal appearances and other promotional activities undertaken by the Licensor on behalf of Licensee.

5.	Licensor’s Obligations. Licensor has no obligation under this Agreement except to consent to Licensee’s use of the Licensed Subject Matter. Licensor will have no obligation to make personal appearances on behalf of Licensee or to participate in photo shoots, recording sessions, or other activities related to the promotion or marketing of the Products. Any and all publicity regarding the Products shall be the responsibility of the Licensee. Licensor may make incidental reference to Licensee or the Products so long as it shall not be the primary purpose of the publicity, provided that Licensor shall not make any mention of Licensee, Licensee’s Products, or her engagement hereunder in a derogatory manner, nor may Licensor disclose any trade secrets or confidential information (including without limitation the terms of this Agreement).

6.	Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacture of the Products. Licensee shall provide Licensor with two production samples of the Products for Licensor’s approval as to quality before the Licensed Subject Matter is embodied on any particular Product. Licensee shall further submit for Licensor’s approval the artwork, packaging design, advertising material, and all other materials to be used in connection with the Products. Licensee agrees that it shall not manufacture or sell the Products or use such materials without the prior approval of Licensor. However, any sample or materials submitted to Licensor which have not been disapproved in writing within thirty (30) business days after its receipt by Licensor shall be deemed to have been approved.

7.	Compensation. In full and complete compensation to Licensor and Original Licensee for entering into and performing the terms and conditions of this Agreement, and provided that Licensor completely performs her obligations hereunder, Licensee shall pay Licensor a license fee (the “License Fee”) in an amount equal to three percent (3%) and Original Licensee in an amount equal to two percent (2%) of all monies received by Licensee, whether in cash or by check, note or other instrument (but if in other than cash, only upon collection thereof), as revenue derived from sale of the Products (the “Gross Receipts”) shipped by Licensee on or after April 1, 2001. If original Licensee is dissolved or otherwise terminates without a successor, then the right to Original Licensee’s License Fee shall revert to Licensor.

8.	Accounting. Licensee shall render a detailed accounting to Licensor and Original Licensee on a quarterly basis within sixty (60) days after the first day of January, April, July, and October. Each accounting shall show both quarterly and cumulative Gross Receipts for the Products and shall be accompanied by the payment in full of the Licensee Fee then due to Licensor and Original Licensee. Licensee shall keep accurate books of account governing all transactions relating to the Products, and Licensor, and Original Licensee or her or its duly authorized representative, shall have the right at any time, but in no event later than two (2) years after the date that an accounting is rendered to Licensor and Original Licensee, at her or its sole expense, to audit the books and records of Licensee with respect to the sale of the Products upon reasonable notice to Licensee and in a manner not to unreasonably interfere with Licensee’s business. Such payments and accounting shall be sent to Licensor c/o Peter Zorich, 31 Riverview Drive West, Upper Montclair, New Jersey 07043 and to Original Licensee at 250 West 57th Street, Suite 1112, New York, New York, 10107

9.	Transition. No later than April 30, 2001, Licensee will pay to Original Licensee an amount equal to the cost paid by Original Licensee for the inventory of Products in the possession of Licensee on April 1, 2001 plus the Six Thousand, Five Hundred Dollar ($6,500.00) deposit which Original Licensee had paid to Licensee for License to maintain an inventory of Feta cheese flavoring less the total amount of all unreimbursed freight charges incurred by Licensee prior to April 1, 2001 for shipments of Products to Original Licensee’s customers. If Licensee subsequently discovers unreimbursed freight charges incurred for shipments prior to April 1, 2001 or if Licensee incurs any deductions from customers which relate to shipments of Products occurring prior to April 1, 2001, Licensee shall be entitled to deduct such amounts from royalty payments owed to Original Licensee pursuant to this Agreement. Licensee shall be entitled to commence solicitation of orders for the Products on March 26th, 2001. No royalties shall be owed by Licensee for Products shipped prior to April 1, 2001. However, any orders which have not been shipped prior to April 1, 2001 may be shipped and invoiced by Licensee, even though the order may have been received or obtained by Original Licensee and Licensee shall pay the royalties set forth in Section 5 hereof. After the execution of this Licensing Agreement, Original Licensee shall not enter into any promotional activity or agree to any customer credits or allowances for future purchases without the written consent of Licensee. Should Original Licensee receive orders for Products or other correspondence related to the Products on or after April 1, 2001, Original Licensee shall promptly forward such orders or correspondence to Licensee.

10.	Warranties and Representations. Licensor represents, warrants and convenants that (a) Licensor has the sole right, power and authority to enter into and to perform the Agreement; (b) Licensor has not made, nor will make, any agreement or commitment with any third party with respect to the manufacture, distribution, promotion or sale of food products; (c) no rights in the Products, their formulae and secret ingredients, or their packaging and labeling are granted to Licensor and that Licensee reserves all rights therein; and (d) Licensor shall cooperate fully with Licensee in the execution, filing, and prosecution of any trademark or copyright application that Licensee may choose to file. Original Licensee represents and warrants that it has not entered into any rebate program with any customer and that it has not agreed to any customer discounts or allowances which are not part of its normal sales programs.

11.	Licensor Termination. Licensee may terminate the Agreement upon forty-five (45) days written notice if: (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy; (c) Licensee discontinues production and distribution of the Products, or (d) Licensee or the Products become the subject of public disrepute or scandal that affects Licensor’s image. However, Licensee shall be entitled to sell any inventory remaining after termination of this Agreement until such inventory is exhausted.

12.	Licensee Termination. Licensee may terminate this Agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of her receipt of written notice of the breach; (b) Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines in its sole and absolute discretion to discontinue production and distribution of the Products; (d) Licensor becomes the subject of public disrepute or scandal that affects Licensor’s image; or (e) Licensor dies or suffers any disability impairing Licensor’s ability to perform as an entertainer.

13.	Indemnification. The parties hereto shall indemnify, defend, protect, and save and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought, or made against each other arising out of a party’s breach of any of its representations, warranties, or obligations made pursuant to this Agreement, or through the gross negligence or intentional acts of its officers, directors, employees, or representatives.

14.	Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm or corporation owning or acquiring a substantial portion of Licensee’s stock or assets.

15.	Notices. Any notice to be hereunder shall be made in writing and shall be sent by certified United States mail, return receipt requested, postage prepaid. All notices to Licensor shall be sent to 684 Broadway, Apt. #6e, New York, New York 10012. All notices to Original Licensee shall be sent to 250 West 57th Street, Suite 1112, New York, New York 10107. All notices to Licensee shall be sent to P.O. Box 29163, Columbus, Ohio 43229. Any party may change the address for notifications by giving written notice of such change to the other parties.

16.	Relationship of the Parties. Nothing in this Agreement shall be construed to (i) give any party the power to direct or control the day to day activities of any other; (ii) constitute the parties as partners joint ventures, co-owners, or otherwise as participants in a joint or common undertaking; or (iii) constitute Licensor, her agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of Licensee for any purpose whatsoever.

17.	Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio. Both parties further consent to the personal jurisdiction of the courts of the State of Ohio, whether state or federal, and agree that all actions concerning, arising out of, or based upon this Agreement shall be brought exclusively in a state or federal court located in the State of Ohio. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against the other, the prevailing party shall be entitled to recover from the other its reasonable attorneys’ fees in connection therewith in addition to the costs of such action, suit, or proceeding.

18.	Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supercedes any and all negotiations, representations, or agreements between the parties. No waiver, modification, or addition to this Agreement shall be valid unless reduced to writing and signed by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative had not been contained therein. Notwithstanding the foregoing, in the event any provision held void, voidable, invalid, or inoperative impairs Licensee’s right to manufacture, distribute, promote, or sell Products, then this Agreement shall be deemed to terminate.

IN WITNESS WHEREOF, the parties have executed this Agreement in Columbus, Ohio on the 22nd day of March 2001.

FAMOUS FIXIN'S, INC.	T. MARZETTI COMPANY

By: /s/ Jason Bauer	/s/ Olympia Dukakis	By: /s/ Gary E. Thompson
Jason Bauer, President	Olympia Dukakis	Gary E. Thompson Executive Vice President